Exhibit 99.1

NEWS RELEASE

HECLA ANNOUNCES RETIREMENT OF DIRECTOR

FOR IMMEDIATE RELEASE

February 4, 2005

        COEUR D’ALENE, IDAHO — Hecla Mining Company (HL:NYSE) today announced that long-time Hecla board member Joe Coors, Jr. has decided to retire from the company’s board of directors. Coors, 63, first became a director of Hecla 15 years ago in 1990. He is the retired chairman and chief executive officer of CoorsTek, Inc.

        Coors said, “It’s been a real pleasure working with the Hecla people through good times and tough times, and to participate in this company’s remarkable turnaround over the past five years. But after a decade and a half, with Hecla in excellent financial and operational shape, it’s time to turn the job over to someone else, and for me to become more involved with other projects I’m undertaking.”

        Hecla’s Chairman of the Board, Arthur Brown, said, “Joe has been a loyal and effective director for a long time, and after these years of business association, I am proud to be able to count him as a friend as well. We sincerely thank him for his years of dedicated service and we wish him all the best.”

         Hecla’s Board of Directors is expected to appoint someone to Coors’ board position at their next regular quarterly meeting in late February. Hecla Mining Company, headquartered in Coeur d’Alene, Idaho, mines and processes silver and gold in the United States, Venezuela and Mexico. A 114-year-old company, Hecla has long been well known in the mining world and financial markets as a quality silver and gold producer. Hecla’s common and preferred shares are traded on the New York Stock Exchange under the symbols HL and HL-PrB.

        Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, prices or sales performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, political risks, project development risks and ability to raise financing. Refer to the company’s Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements.

        Contact: Vicki Veltkamp, vice president — investor and public relations, 208/769-4144
        Hecla’s Home Page can be accessed on the Internet at: http://www.hecla-mining.com

        6500 N Mineral Drive, Suite 200 • Coeur d’Alene, Idaho 83815-9408 • 208/769-4100 • FAX 208/769-7612